Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-139479 on Form S-4 of our report dated August 27, 2004, [September 12, 2005, as to Note U] relating to the statements of income, comprehensive income, changes in stockholders’ equity and cash flows of PennFed Financial Services, Inc. for the year ended June 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note U), appearing in the Annual Report on Form 10-K of PennFed Financial Services, Inc. for the year ended June 30, 2006 and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

January 19, 2007